Exhibit 99.11

EXECUTION VERSION

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This amendment (the "Amendment"), dated as of October 23, 2023, to the Registration Rights Agreement, dated as of April 1, 2019, by and between Banc of America Preferred Funding Corporation, a Delaware corporation, including its successors and assigns by operation of law ("BAPFC," or the "Purchaser") and Neuberger Berman Municipal Fund Inc. (the "Fund") (the "Registration Rights Agreement"), is entered into between BAPFC and the Fund. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Registration Rights Agreement or in the Articles Supplementary to the Fund (including by incorporation by reference).

WHEREAS, prior to October 20, 2023, BAPFC owned 457 Series A Variable Rate Municipal Term Preferred Shares ("VMTP Shares") (CUSIP: 64123C408) of Neuberger Berman California Municipal Fund Inc. ("NBW") and 365 VMTP Shares (CUSIP: 64124K409) of Neuberger Berman New York Municipal Fund Inc. ("NBO").

WHEREAS, on October 20, 2023, in connection with and pursuant to Agreements and Plans of Reorganization by which NBO and NBW reorganized with and into the Fund (the "Reorganizations"), the Fund issued 822 VMTP Shares (CUSIP: 64124P408), which NBO and NBW distributed to BAPFC on or before October 23, 2023.

WHEREAS, in connection with the Reorganizations, the parties hereto desire to amend the terms of the Registration Rights Agreement as provided for herein.

ACCORDINGLY, the Registration Rights Agreement is hereby amended as follows:

1.          Amendment to the Registration Rights Agreement

(a)          The parties hereto agree that as of the date hereof, clause A. and B. of the Recitals are hereby amended and restated in their entirety to read as follows:

"A. As of October 23, 2023, the Shareholder holds 2,279 VMTP Shares (as defined below) issued by the Fund; and

B. The Fund and the Shareholder have entered into that certain Second Amended and Restated VMTP Purchase Agreement dated as of December 16, 2021, as amended from time to time including the amendment dated October 23, 2023 (the "Purchase Agreement"), regarding the purchase of VMTP Shares of the Fund and certain other rights and obligations of the parties thereto as set forth therein."

(b)          The parties hereto further agree that as of the date hereof, the definition of "VMTP Shares" is hereby amended and restated in its entirety to read as follows:

""VMTP Shares" means the variable rate municipal term preferred shares, Series A, of the Fund, with a par value of U.S.$.0001 per share and a liquidation preference of U.S.$100,000 per share, including, for the avoidance of doubt, the VMTP Shares issued on or before October 23, 2023 in connection with any Agreement and Plan of Reorganization entered into by the Fund on or about such date."

2.          Modification

The parties hereto hereby agree that, except as specifically amended herein, the Registration Rights Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects. All references in the Registration Rights Agreement and other documents related thereto shall be references to the Registration Rights Agreement as amended by this Amendment. Except as specifically provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under the Registration Rights Agreement, or constitute a waiver of any provision of any other agreement.

3.          Representation and Warranties.

All representations and warranties of the Fund in the Registration Rights Agreement with respect to the VMTP Shares are deemed repeated as of October 23, 2023 and such representations and warranties include the VMTP Shares issued in connection with the Reorganizations.

4.          Benefit and Burden

This Amendment shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors or administrators, personal and legal representatives, successors and assigns.

5.          Severability

The invalidity of any particular provision of this Amendment shall not affect the validity of the remainder hereof, and this Amendment shall be construed in all respects as if such invalid or unenforceable provision were omitted.

6.          Headings

The section headings herein are for convenience of reference only, and shall not affect the construction, or limit or otherwise affect the meaning hereof.

7.          Applicable Law

This Amendment shall be construed and enforced in accordance with the law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF FEDERAL AND NEW YORK STATE COURTS OF COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY, NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

8.          Waiver

THE FUND AND THE PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT.

9.          Counterparts

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Amendment by that party.  The parties hereto further acknowledge and agree that this Amendment may be signed and/or transmitted by e-mail or a .pdf document or using electronic signature technology (e.g., via DocuSign, Adobesign, or other electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature.

10.          Expense Reimbursement

The Fund shall promptly pay the reasonable documented fees and expenses of the Purchaser's outside counsel in connection with this Amendment and the costs of the preparation and filing of any relevant EDGAR filings.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

BANC OF AMERICA PREFERRED FUNDING
CORPORATION, as Purchaser

By:	/s/ Thomas Visone
Name: Thomas Visone
Title: Authorized Signatory

Neuberger Berman Municipal Fund Inc. [Fund Symbol: NBH]

By:	/s/ Brian Kerrane
Name: Brian Kerrane
Title: COO & Vice President – Funds